Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Milestone Scientific, Inc. on Form S-3 (No. 333-275088), and Form S-8 (No. 333-134245, No. 333-252100, and No. 333-257895) of our report dated March 29, 2024, with respect to our audits of the consolidated financial statements of Milestone Scientific, Inc. as of and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Milestone Scientific, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

    March 29, 2024